Exhibit 99.1

Press Release

BayCom Corp Reports 2019 Second Quarter Earnings of $2.2 Million

WALNUT CREEK, CA, July 26, 2019--(Business Wire)—BayCom Corp (the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $2.2 million, or $0.20 per diluted share for the second quarter of 2019 compared to earnings of $4.9 million or $0.45 per diluted share for the first quarter of 2019 and $4.3 million, or $0.45 per diluted share for the second quarter of 2018. Earnings for the second quarter of 2019 compared to the prior quarter decreased $2.7 million, or 55%, as a result of increases of $1.1 million in net interest income, and $421,000 in non-interest income offset by a $5.1 million increase in non-interest expense driven by $3.7 million of acquisition related expenses related to our acquisition of Uniti Financial Corporation (“UFC”) in May 2019 (the “UFC Acquisition”). The impact of acquisition related expenses was $0.27 per diluted share for the quarter ended June 30, 2019 compared to none for both the first quarter of 2019 and the quarter ended June 30, 2018. The Company had net income of $7.2 million, or $0.64 per diluted common share, for the six months ended June 30, 2019, compared to $8.4 million, or $0.99 per diluted common share, for the six months ended June 30, 2018.

Acquisition of UFC

On May 24, 2019, the Company completed the UFC Acquisition. As of the acquisition date, UFC was merged with and into the Company and UFC’s wholly owned subsidiary, Uniti Bank was merged with and into the Bank. The UFC Acquisition was accounted for using the acquisition method of accounting.

Pursuant to the terms of the merger agreement, UFC shareholders received $2.30 in cash and 0.07234 shares of the Company’s common stock in exchange for each share of UFC common stock. The Company issued an aggregate of 1,115,006 shares of its common stock and paid cash of $35.5 million in the transaction, for total consideration paid of $62.7 million. As of May 24, 2019, UFC had estimated total assets of $334.3 million, gross loans receivable of $275.7 million and total deposits of $278.9 million.

Proposed Acquisition of TIG Bancorp

On July 1, 2019, BayCom Corp and TIG Bancorp (“TIG”), the holding company for First State Bank of Colorado, announced the signing of an Agreement and Plan of Merger (the “Agreement”), under which BayCom agreed to acquire TIG in a cash and stock transaction valued at approximately $39.4 million, or $12.37 per share, based on the BayCom common stock price closing price of $21.90 per share on June 28, 2019. The total value of the transaction will fluctuate until closing based on the value of the Company’s common stock price.

Under the terms of the Agreement, TIG will be merged with and into the Company with the Company as the surviving corporation in the merger. Immediately after the merger, First State Bank of Colorado, will merge with and into the Bank, with the Bank as the surviving bank. The transaction was unanimously approved and adopted by the Board of Directors of each company and is expected to be completed in the fourth calendar quarter of 2019, subject to customary closing conditions, regulatory approval, and approval of TIG’s shareholders.

Pursuant to the terms of the Agreement, each TIG shareholder will receive $6.34 in cash and 0.27543 shares of the Company’s common stock in exchange for each share of TIG common stock. Upon consummation of the transaction, the shareholders of TIG will own approximately 6.8% of the Company. At June 30, 2019, TIG had approximately $230.5 million in total assets, $146.2 million in loans, $197.0 million in total deposits and $32.0 million in shareholders’ equity.

George Guarini, President and CEO of BayCom, stated, “From a strategic perspective, we think First State Bank of Colorado is a great fit. The merger will provide United Business Bank with a significant presence in Colorado, including entry into the attractive Denver and Colorado Springs markets. We look forward to the prospects of establishing new relationships, enhancing our position in the market and building on an already strong foundation.”

Second Quarter Performance Highlights:

•	Assets totaled $1.8 billion at June 30, 2019 compared to $1.5 billion at March 31, 2019 and $1.3 billion at June 30, 2018. The increases for this periods are due primarily to the UFC Acquisition in May 2019 and the acquisition of Bethlehem Financial Corporation in December 2018 (the “BFC Acquisition”).

•	Net interest margin was 4.29% for the current quarter, compared to 4.30% in the preceding quarter and 4.11% in the second quarter a year ago.

•	Loans, net of deferred fees, totaled $1.2 billion at June 30, 2019, compared to $965.0 million at March 31, 2019 and $913.1 million at June 30, 2018.

•	Deposits totaled $1.5 billion at June 30, 2019, compared to $1.3 billion at March 31, 2019 and $1.1 billion at June 30, 2018. At June 30, 2019, non-interest bearing deposits increased to $538.5 million from $416.8 million at March 31, 2019, and $346.2 million at June 30, 2018.

•	Non-accrual loans were $3.8 million or 0.31% of total loans as of June 30, 2019, compared to $3.6 million or 0.37% as of March 31, 2019 and $932,000 or 0.10% at June 30, 2018.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2019.

Earnings

Net interest income increased $1.1 million, or 7.4%, to $16.0 million for the second quarter of 2019 compared to $14.9 million in the preceding quarter and increased $3.4 million, or 27.1%, compared to $12.6 million in the same quarter a year ago. Average interest earning assets increased $95.5 million, or 6.8%, for the three months ended June 30, 2019 compared to the prior quarter and $267.5 million, or 21.8%, compared to the same period in 2018, largely due to the UFC Acquisition. Interest income on loans for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, included $881,000, $799,000 and $644,000, respectively, in accretion of the net discount on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts. The net discount on these acquired loans totaled $9.3 million, $7.0 million, and $7.1 million at June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

The Company’s net interest margin was 4.29% for the second quarter of 2019, compared to 4.30% for the preceding quarter and 4.11% for second quarter of 2018. The decrease in net interest margin compared to the preceding quarter is the result of higher interest expense partially related to higher deposit costs from deposits acquired in the UFC Acquisition. The average yield on loans is enhanced by the amortization of acquisition accounting value adjustments on loans acquired in acquisitions. The average yield on loans, including the accretion of the net discount for the second quarter of 2019 was 5.59% compared to 5.67% for the first quarter of 2019 and 5.40% for the same quarter last year. The accretion of the net discount on acquired loans increased the net interest margin by 33 basis points, 33 basis points, and 19 basis points during the second quarter of 2019, the first quarter of 2019, and second quarter of 2018, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average cost of funds for the second quarter of 2019 was 0.82%, up from 0.70% for the first quarter of 2019 and 0.57% for the second quarter of 2018. Increases in the cost of funds reflect higher market rates and higher interest rates paid on UFC acquired deposits compared to the Company’s legacy deposit base, partially offset by increases in the average balance of non-interest bearing deposits.

Non-interest income for the second quarter of 2019 totaled $2.5 million, an increase of $421,000 or 19.9%, compared to $2.1 million in the previous quarter and an increase of $458,000, or 22.0%, compared to $2.1 million for the same quarter in 2018. The increase in non-interest income compared to the previous periods was primarily due to increases in gain on sale of loans. The decrease in other income compared to the previous quarter was primarily due to a one-time increase resulting from an investment fund. Other income for the quarter ended June 30, 2018, included the recognition of benefits received under two Bank owned life insurance policies.

Non-interest expense for the second quarter of 2019 totaled $14.8 million, an increase of $5.1 million, or 51.8%, compared to $9.7 million for the first quarter of 2019, and an increase of $6.1 million, or 70.9%, compared to $8.7 million for the same quarter in 2018. Non-interest expenses for the second quarter of 2019 included $4.1 million of UFC Acquisition related expenses comprised of $780,000 in salaries and benefits, $2.7 million in data processing expenses, $535,000 in professional fees and $164,000 in all other expenses. Excluding the UFC Acquisition related expenses, non-interest expenses increased $913,000 or 9.4%, due primarily to increases of $455,000 in salary and related expenses, including a $253,000 increase in incentive compensation reflecting increased loan sales, of $178,000 in marketing expense and of $99,000 in data processing costs primarily related to the additional operating costs for the three Southern California branches acquired from UFC. The increase in non-interest expense for the second quarter of 2019 compared to the same period last year was primarily due to increases in data processing and salary and benefit expenses related to the UFC Acquisition in 2019 and the BFC Acquisition in 2018, as well as increased professional fees related to compliance with SEC reporting requirements.

The provision for income taxes was $1.1 million for the quarter ended June 30, 2019, compared to $2.0 million for the quarter ended March 31, 2019 and $1.5 million for the quarter ended June 30, 2018. The lower income tax provision in the second quarter of 2019 compared to the prior quarter was primarily due to lower taxable income related to acquisition related expenses from the UFC Acquisition.

Loans and Credit Quality

Loans, net of deferred fees, increased $254.4 million, or 26.4%, to $1.2 billion at June 30, 2019, from $965.0 million at March 31, 2019 and increased $306.3 million, or 33.6%, from $913.1 million at June 30, 2018 primarily due to the UFC and BFC acquisitions. Loan originations for the quarter ended June 30, 2019 totaled $54.6 million compared to $20.7 million during the first quarter of 2019 and $42.3 million during the second quarter 2018. Loan originations in the second quarter of 2019 were spread throughout our markets with the majority focused in Walnut Creek, Mountain View and Napa in California, and Los Lunas in New Mexico with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Non-accrual loans totaled $3.8 million, or 0.31% of total loans, at June 30, 2019, compared to $3.6 million, or 0.37% of total loans, at March 31, 2019, and $932,000, or 0.10% of total loans, at June 30, 2018. The increase in non-accrual loans from a year ago related to the migration of several unrelated loans to non-accrual status including one loan totaling $1.9 million to a long-standing borrower of the Bank. At June 30, 2019, $3.0 million of our non-accrual loans were guaranteed by government agencies compared to $2.3 million at March 31, 2019. At June 30, 2019, accruing loans past due 30 to 89 days totaled $5.0 million compared to $8.7 million at March 31, 2019 and $3.0 million at June 30, 2018. The decrease in past due 30 to 89 days at June 30, 2019 primarily related to one loan totaling $3.7 million that was less than 60 days past due at March 31, 2019 and has since been brought current. There was $597,000 of accruing loans past due more than 90 days, at June 30, 2019, as compared to none at March 31, 2019, and $122,000 at June 30, 2018.

At June 30, 2019, the Company’s allowance for loan losses was $5.9 million, or 0.48% of total loans, compared to $5.4 million, or 0.56% of total loans, at March 31, 2019 and $4.6 million, or 0.50% of total loans, at June 30, 2018. The allowance for loan losses plus the net discount recorded on acquired loans totaled $15.2 million, representing 1.24% of total loans at June 30, 2019 compared to $12.4 million or 1.28% of total loans at March 31, 2019 and $11.7 million or 1.28% of total loans at June 30, 2018. Included in the carrying value of loans are net discounts on acquired loans as they are carried at their estimated fair value on the date on which they were acquired. As of June 30, 2019, acquired loans, net of their discounts, totaled $602.7 million compared to $379.6 million at March 31, 2019 and $371.1 million at June 30, 2018. The provision for loan losses recorded in the second quarter of 2019 totaled $445,000 compared to the prior quarter provision of $277,000 and $243,000 for same quarter last year. Net recoveries in the second quarter of 2019 totaled $30,000 compared to net charge-offs of $12,000 in the previous quarter and a net recovery of $243,000 during the same quarter in 2018.

Deposits and Borrowings

Deposits totaled $1.5 billion at June 30, 2019 compared to $1.3 billion at March 31, 2019 and $1.1 billion at June 30, 2018. The increase in deposits from the prior quarter is primarily attributable to the $251.6 million of deposits acquired in the UFC Acquisition. Non-interest bearing deposits totaled $538.5 million, or 35.8% of total deposits, at June 30, 2019 compared to $416.8 million, or 33.3% of total deposits, at March 31, 2019, and $346.2 million, or 30.4% of total deposits, at June 30, 2018.

At June 30, 2019 and March 31, 2019, borrowings totaled $8.2 million compared to $5.4 million at June 30, 2018. Our borrowings at June 30, 2019 relate to junior subordinated debentures assumed in connection with our acquisition of First ULB Corp. in April 2017 and the BFC Acquisition in November 2018.

Shareholders’ Equity

Shareholders’ equity totaled $234.6 million at June 30, 2019, up from $206.4 million at March 31, 2019, and $193.6 million at June 30, 2018. The increase in shareholders’ equity at June 30, 2019 compared to March 31, 2019 was primarily due to common stock issued in the UFC Acquisition, net income of $2.2 million, and a $269,000 decrease in other comprehensive income representing unrealized gains on investments securities, net of tax.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from the proposed merger of the Company and TIG and the recent merger of the Company and UFC might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite shareholder and regulatory approvals and other closing conditions for the TIG Merger may be delayed or may not be obtained or the merger agreement may be terminated; business disruption may occur following or in connection with the TIG Merger; the Company’s or TIG’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of managements’ attention from ongoing business operations and opportunities as a result of the TIG Merger or otherwise; future acquisitions by the Company of other depository institutions or lines of business; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income
Interest income - non-real estate	$1,952	$1,611	$1,452	$3,563	$2,851
Interest income - real estate	12,287	11,140	9,977	23,427	19,631
Interest on investment securities	838	818	350	1,656	714
Interest on federal funds sold and other bank deposits	1,990	1,989	1,328	3,979	2,235
Mark to market accretion and net fee amortization	881	799	644	1,680	1,872
Total interest income	17,948	16,357	13,751	34,305	27,303
Interest expense
Interest on transaction and savings accounts	696	601	489	1,297	942
Interest on time deposits	1,087	745	536	1,832	1,062
Interest on borrowings	147	146	126	293	285
Total interest expense	1,930	1,492	1,151	3,422	2,289
Net interest income	16,018	14,865	12,600	30,883	25,014
Provision for loan losses	445	277	243	722	497
Net interest income after provision for loan losses	15,573	14,588	12,357	30,161	24,517
Non-interest income
Loan fee income	514	410	274	924	519
Service charge income	101	87	77	188	164
Other fees and service charges	562	646	392	1,208	751
Gain on sale of loans	903	266	548	1,169	1,199
Other income	460	711	792	1,171	1,176
Total non-interest income	2,540	2,120	2,083	4,660	3,809
Non-interest expense
Salaries and benefits	7,198	5,963	4,547	13,161	9,461
Occupancy	1,064	1,110	1,268	2,174	2,243
Professional	867	397	557	1,264	898
Insurance	159	156	107	315	265
Data processing	3,683	924	615	4,607	1,323
Office	409	357	329	766	712
Marketing	396	209	248	605	459
Core deposit premium	392	389	290	781	579
Net loan default expenses	112	63	3	175	44
Other miscellaneous	516	179	692	695	795
Total non-interest expense	14,796	9,747	8,656	24,543	16,779
Income before provision for income taxes	3,317	6,961	5,784	10,278	11,547
Provision for income taxes	1,091	2,019	1,496	3,110	3,190
Net income	$2,226	$4,942	$4,288	$7,168	$8,357

Net income per common share:
Basic	$0.20	$0.45	$0.45	$0.64	$0.99
Diluted	0.20	0.45	0.45	0.64	0.99

Weighted average shares used to compute net income per common share:
Basic	11,384,287	10,891,564	9,467,431	11,139,287	8,495,230
Diluted	11,384,287	10,891,564	9,467,431	11,139,287	8,495,230

Comprehensive income
Net income	$2,226	$4,942	$4,288	$7,168	$8,357
Other comprehensive income:
Change in net unrealized gain (loss) on available-for-sale securities	453	833	(405)	1,286	(806)
Deferred tax (benefit) expense	(129)	(240)	120	(369)	239
Other comprehensive income (loss), net of tax	324	593	(285)	917	(567)
Comprehensive income	$2,550	$5,535	$4,003	$8,085	$7,790

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At June 30, 2019, March 31, 2019, and June 30, 2018

(Dollars in thousands)

	June 30, 2019	March 31, 2019	June 30, 2018
Assets
Cash and due from banks	$351,594	$332,442	$318,267
Investments	117,832	112,552	64,132
Loans held for sale	1,016	4,208	334
Loans, net of deferred fees	1,219,407	964,966	913,063
Allowance for loans losses	(5,880)	(5,405)	(4,600)
Bank premises and equipment, net	6,581	6,479	7,773
Cash surrender value of Bank owned life insurance policies, net	19,918	19,766	16,510
Core deposit premium, net	6,990	6,816	4,194
Right to use assets	10,598	7,502	-
Goodwill	26,449	14,594	10,365
Interest receivable and other assets	17,222	18,550	15,634
Total assets	$1,771,727	$1,482,470	$1,345,672

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$538,503	$416,803	$346,166
Interest bearing deposits
Transaction accounts and savings	532,992	498,974	428,245
Premium money market	100,971	123,765	143,177
Time deposits	332,916	211,025	220,580
Total deposits	1,505,382	1,250,567	1,138,168
Junior subordinated deferred interest debentures, net	8,201	8,181	5,417
Lease liability	10,798	7,818	-
Salary continuation plan	3,471	3,400	3,206
Interest payable and other liabilities	9,238	6,093	5,241
Total liabilities	1,537,090	1,276,059	1,152,032

Shareholders' Equity
Common stock, no par value	174,863	149,655	148,809
Retained earnings	58,488	56,262	45,185
Accumulated other comprehensive income (loss)	1,286	494	(354)
Total shareholders' equity	234,637	206,411	193,640
Total liabilities and shareholders' equity	$1,771,727	$1,482,470	$1,345,672

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
Selected Financial Ratios and Other Data:	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Performance Ratios:
Return on average assets (1)	0.56%	1.33%	1.32%	0.93%	1.29%
Return on average equity (1)	4.08%	9.69%	13.34%	6.79%	13.40%
Yield on earning assets (1)	4.81%	4.74%	4.49%	4.78%	4.57%
Rate paid on average interest bearing liabilities	0.82%	0.70%	0.57%	0.79%	0.58%
Interest rate spread - average during the period	3.99%	4.00%	3.92%	4.00%	3.99%
Net interest margin (1)	4.29%	4.30%	4.11%	4.31%	4.19%
Loan to deposit ratio	81.04%	77.16%	80.25%	81.04%	80.25%
Efficiency ratio (2)	79.73%	57.39%	58.95%	69.05%	58.95%
Recoveries/(charge-offs), net	$30	$(12)	$(243)	$18	$(112)

Per Share Data:
Shares outstanding at end of period	12,052,266	10,891,564	10,869,275	12,052,266	10,869,275
Average diluted shares outstanding	11,384,287	10,891,564	9,467,431	11,139,287	8,495,230
Diluted earnings per share	$0.20	$0.45	$0.45	$0.64	$0.99
Book value per share	19.47	18.95	17.82	19.47	17.82
Tangible book value per share (3)	16.69	16.99	16.48	16.69	16.48

Asset Quality Data:
Non-performing assets to total assets (4)	0.25%	0.30%	0.07%
Non-performing loans to total loans (5)	0.31%	0.37%	0.10%
Allowance for loan losses to non-performing loans (5)	153.85%	149.81%	493.56%
Allowance for loan losses to total loans	0.48%	0.56%	0.50%
Classified assets (graded substandard and doubtful)	$8,295	$7,117	$7,906
Total accruing loans 30-89 days past due	4,957	8,718	2,673
Total loans 90 days past due and still accruing	597	-	122

Capital Ratios:
Tier 1 leverage ratio - Bank	11.55%	10.44%	9.46%
Common equity tier 1 - Bank	16.22%	15.29%	13.36%
Tier 1 capital ratio - Bank	16.22%	15.29%	13.36%
Total capital ratio - Bank	16.73%	15.87%	13.91%
Equity to total assets at end of period	13.24%	13.92%	14.39%

Loans:
Real estate	$1,063,250	$842,146	$803,614
Non-real estate	162,129	126,526	116,083
Non-accrual loans	3,822	3,608	932
Mark to fair value at acquisition	(9,300)	(6,956)	(7,144)
Total Loans	$1,219,901	$965,324	$913,485

Other Data:
Number of full service offices	25	22	17
Number of full-time equivalent employees	262	205	165

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Non-performing assets consist of non-accruing loans and real estate owned.
(5)	Non-performing loans consist of non-accruing loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30, 2019	March 31, 2019	June 30, 2018
Non-GAAP data:
Total common shareholders' equity	$234,637	$206,411	$193,640
less: Goodwill and other intangibles	33,439	21,410	14,559
Tangible common shareholders' equity	$201,198	$185,001	$179,081

Total assets	$1,771,727	$1,482,470	$1,345,672
less: Goodwill and other intangibles	33,439	21,410	14,559
Total tangible assets	$1,738,288	$1,461,060	$1,331,113

Tangible equity to tangible assets	11.57%	12.66%	13.45%
Average equity to average assets	13.67%	13.74%	9.90%
Tangible book value per share	$16.69	$16.99	$16.48

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp